Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is the sole wholly-owned subsidiary of Heritage Bankshares, Inc.:

Heritage Bank (incorporated in Virginia)*

*	Sentinel Financial Group, Inc. is a wholly-owned subsidiary of Heritage Bank.

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